Exhibit 10.17

December 12, 2008

John Randle

Senior Vice President, Commercial Development

c/o CombinatoRx, Incorporated

245 First Street

Cambridge, MA 02142

Re:	Retention Bonus

Dear John:

As we discussed, subject to the terms and conditions described below, CombinatoRx, Incorporated (the “Company”) is prepared to offer you a bonus of $150,000, less legally required deductions (the “Retention Bonus”). The Company will pay you $75,000 of the Retention Bonus if you remain continuously employed by the Company through April 1, 2009, and $75,000 of the Retention Bonus if you remain continuously employed by the Company through January 15, 2010, each such $75,000 amount to be paid to you within five (5) business days following the applicable April 1, 2009 or January 15, 2010 date; provided, however, that if the Company terminates your employment without Cause (as defined below) or you terminate for Good Reason (as also defined below) prior to either of the payment dates described above, you will still be eligible to receive the unpaid portion of the Retention Bonus following your termination of employment without Cause or for Good Reason, such unpaid amount to be paid to you within five (5) business days following the effective date of the required General Release of All Claims. If you resign your employment for any reason other than for Good Reason (as defined below) prior to January 15, 2010 or the Company terminates your employment with Cause (as defined below) prior to January 15, 2010, you will not be eligible to receive the unpaid portion of the Retention Bonus.

For purposes of this letter, Cause shall mean (i) your conviction of a felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities, which failure or negligence continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such failure or negligence; (iii) material breach by you of any provision of any agreement between you and the Company, which breach continues or remains uncured after thirty (30) days’ written notice to you setting forth in reasonable detail the nature of such breach; or (iv) material fraudulent conduct by you with respect to the Company. Additionally, for purposes of this letter, Good Reason shall mean your election to terminate employment with the Company as a result of (i) the Company materially reducing the scope of your duties and responsibilities or materially demoting or reducing your authority; (ii) a material change to your primary place of employment with the Company, which results in the Company changing your primary place of employment to a location that is more than fifty (50) miles from your primary place of employment with the Company immediately prior to such change; or (iii) the Company

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

materially reducing your base salary. In the case of a termination by the Company without Cause (as defined above) or by you for Good Reason (as defined above), in order to receive the unpaid portion of the Retention Bonus, you must execute a General Release of All Claims in a form required by the Company.

You agree that you will not disclose this Agreement or any of its terms, except to members of your immediate family and to your legal and tax advisors. This letter agreement shall be binding on all of the Company’s successors or assigns.

Sincerely,

/s/ Alexis Borisy
Alexis Borisy
Chief Executive Officer

ACKNOWLEDGMENT:

/s/ John Randle
Signature

Dated: December 17, 2008

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com